-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M  4 |                                      Washington, D.C. 20549                           |       OMB APPROVAL       |
-----------------                                                                                       |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
| SINCLAIR             DENNIS            |   VIRTUALSELLERS.COM, INC.  (VDOT)             | X Director              10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |          PRESIDENT AND CEO             |
| 195 NORTH HARBOUR DRIVE, SUITE 903     |                       |     08/00              |----------------------------------------|
|----------------------------------------|                       |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |     -                 |5.If Amendment, Date of |   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |     -                  |    Form filed by More than One         |
|      CHICAGO        ILLINOIS    60601  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| COMMON SHARES                 | 06/14/00   | J**|    | 1,250,000      | D  | n/a     | 6,480,000       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |       200      | D  | $1.5310 | 6,479,800       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |       200      | D  | $1.5310 | 6,479,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |       144      | D  | $1.5310 | 6,479,456       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |       500      | D  | $1.5310 | 6,478,956       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      1000      | D  | $1.5310 | 6,477,956       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      1000      | D  | $1.50   | 6,476,956       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      1000      | D  | $1.50   | 6,475,956       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      1500      | D  | $1.5310 | 6,474,456       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      1800      | D  | $1.5310 | 6,472,656       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      5000      | D  | $1.5310 | 6,467,656       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      5000      | D  | $1.5310 | 6,462,656       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      2000      | D  | $1.5310 | 6,460,656       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      4000      | D  | $1.50   | 6,456,656       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/26/00   | S  |    |      5000      | D  | $1.5310 | 6,451,656       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |       298      | D  | $1.5312 | 6,451,358       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      1000      | D  | $1.55   | 6,450,358       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      1000      | D  | $1.5312 | 6,449,358       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      1000      | D  | $1.5312 | 6,448,358       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      1300      | D  | $1.53   | 6,447,058       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      2400      | D  | $1.60   | 6,444,658       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      2500      | D  | $1.53   | 6,442,158       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      3500      | D  | $1.5312 | 6,438,658       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      4902      | D  | $1.5937 | 6,433,756       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      5000      | D  | $1.5312 | 6,428,756       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      6656      | D  | $1.50   | 6,422,100       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      7098      | D  | $1.58   | 6,415,002       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      7700      | D  | $1.5312 | 6,407,302       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      8702      | D  | $1.5312 | 6,398,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      9000      | D  | $1.58   | 6,389,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      9000      | D  | $1.58   | 6,380,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |      9000      | D  | $1.5312 | 6,371,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |     10000      | D  | $1.5312 | 6,361,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |     19000      | D  | $1.55   | 6,342,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 07/31/00   | S  |    |     20000      | D  | $1.5312 | 6,322,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |       500      | D  | $1.9375 | 6,322,100       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |       500      | D  | $1.9375 | 6,321,600       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |       500      | D  | $1.92   | 6,321,100       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |      1450      | D  | $1.92   | 6,319,650       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |      2000      | D  | $1.92   | 6,317,650       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |      2500      | D  | $1.92   | 6,315,150       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |      4500      | D  | $1.8437 | 6,310,650       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |      5000      | D  | $1.9375 | 6,305,650       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |      7900      | D  | $1.8437 | 6,297,750       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/01/00   | S  |    |     20000      | D  | $1.9062 | 6,277,750       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/22/00   | S  |    |       250      | D  | $1.50   | 6,277,500       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/22/00   | S  |    |      1000      | D  | $1.50   | 6,276,500       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/22/00   | S  |    |      1925      | D  | $1.50   | 6,274,575       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/22/00   | S  |    |      3000      | D  | $1.50   | 6,271,575       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/22/00   | S  |    |      3825      | D  | $1.50   | 6,267,750       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/22/00   | S  |    |      5000      | D  | $1.53   | 6,262,750       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       210      | D  | $1.53   | 6,262,540       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.53   | 6,262,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.53   | 6,261,540       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.4062 | 6,261,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.3750 | 6,260,540       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.3750 | 6,260,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.3750 | 6,259,540       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |       500      | D  | $1.3750 | 6,259,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      1000      | D  | $1.3750 | 6,258,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      1000      | D  | $1.3750 | 6,257,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      2000      | D  | $1.53   | 6,255,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      2000      | D  | $1.3750 | 6,253,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      2500      | D  | $1.53   | 6,250,540       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      2500      | D  | $1.53   | 6,248,040       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      3750      | D  | $1.5312 | 6,244,290       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      6010      | D  | $1.4062 | 6,238,280       | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               | 08/23/00   | S  |    |      8280      | D  | $1.3437 | 6,230,000       | D  |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

**  These shares were originally issued to the Reporting Person as compensation in his capacity as the President and as a director of the Issuer.  Following a change in the policy of the Issuer with respect to compensation of its directors and officers, these shares were returned to treasury.




**Intentional misstatements or omissions of facts constitute Federal           /s/ DENNIS SINCLAIR                        09/11/00
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          --------------------------------------------  ----------
                                                                               **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-98)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number